ZaZa Energy Corporation

1301 McKinney Street

Suite 3000

Houston, TX  77010

NEWS    RELEASE

NEWS    RELEASE

ZAZA ENERGY CORPORATION PROVIDES OPERATIONAL UPDATE

HOUSTON, TX (January 28, 2013) - ZaZa Energy Corporation (NASDAQ: ZAZA) today provided operational updates related to its properties in the Eaglebine and Eagle Ford regions in Texas.

Eaglebine and Lower Cretaceous Update

ZaZa currently owns and operates ~88,000 net acres in the Eaglebine, which is located in the highly organic and thickest area of the basin.  Over the course of 2013, the Company intends to evaluate various development scenarios in the Lower Eaglebine, Upper Eaglebine, and the Lower Cretaceous sections of its Eaglebine acreage.  Based on the results of its evaluation and production results from its wells, the Company will compare  the economics of various horizontal and vertical commingled development options in an effort to refine its development strategy.

ZaZa announced today that its second exploration well in Northern Walker County, Texas, the Commodore A-1, is drilling ahead at 12,237’ and has recovered strong mud log shows (C1-C4) indicative of liquid hydrocarbons in the Lower Eaglebine and now into the Lower Cretaceous. The Company is evaluating the possibility of making a dual completion in the Lower Eaglebine and commingling the Lower Cretaceous zones and expects production results by mid to late-February.

As previously announced, ZaZa drilled its initial Eaglebine well, the Stingray A-1H (“Stingray”), in Walker County, Texas. The well log results, using the Schlumberger ELAN analysis tool, showed an estimated 21 BCF and 29 MMBO per section in place or ~980,000 BOE/EUR recoverable, applying a recovery factor of 18-20%. After completion of hydraulic fracturing operations, the casing, under normal operating conditions, suffered  a casing collar failure, which ZaZa determined to be the cause of a  down-hole restriction in the lateral portion of the well.  Metallurgical testing performed on the collar indicated that the collar failed because of embrittlement.  Notwithstanding multiple attempts, the Company has been unable to remediate this restriction and has lost the lateral.  Based on encouraging mud log shows from the Commodore A-1 and the successful production results of other operators in the area, ZaZa has prepared  the Stingray for re-entry and plans to drill through the Lower Cretaceous, below the Lower Eaglebine, and attempt to complete it as a vertical commingled well.

Range Texas Production, LLC, a wholly-owned subsidiary of Range Resources Corporation, and ZaZa have negotiated an amendment to their participation agreement relating to the acreage on which the Stingray is located.  The amendment provides ZaZa: (i) sixty (60) days from January 16, 2013, to commence re-entry operations on the Stingray for the purpose of drilling a vertical comingled Lower Cretaceous well; and (ii) one hundred eighty (180) days from January 16, 2013,  to commence drilling operations on a substitute horizontal well.

The Stingray proof of concept well is yielding the Company important data as it continues to technically prove up the Lower Eaglebine play in Northern Walker County. As per a Fesco fluid analysis, through one open fractured interval above the casing restriction, the Company recovered some gas and 45.83 API Gravity crude oil from the Stingray.

713-595-1900 (Office)       ●713-595-1919 (Fax)●www.zazaenergy.com

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Eagle Ford Update

Eagle Ford – Moulton – Crabb Ranch

ZaZa disclosed today that it successfully installed an artificial lift system on the Crabb Ranch A-1H well in Gonzales County, Texas. The well is currently producing 256 BOE/D (91% oil), has been online for 13 months, and has produced ~92  MBO to date. The Company re-affirms its guidance for gross equivalent EUR in the Moulton prospect area to be 501 MBO and single well IRR of 74%.  ZaZa currently has identified 103 net locations on its Moulton acreage.

Eagle Ford – Sweet Home

As previously announced, the Company’s Boening A-1H well located in DeWitt County, Texas has reached its target depth. The Company announced today that it has completed hydraulic fracturing operations on the Boening well and is drilling out the final plugs before flowback.  The Company expects initial production by early to mid-February.

ZaZa also disclosed today that it has ‘high-graded’ its Eagle Ford Sweet Home acreage into twelve (12) tier-1 developmental units and expects to further delineate this Sweet Home acreage in 2013.

Commenting on today’s announcement, Todd A. Brooks, CEO of ZaZa Energy Corporation stated, “ZaZa was built to be a  proof of concept team for a large scale unconventional resource joint venture. The company is continuing to prove up acreage through the drill bit with plans to further develop, de-risk, and focus on high-grading acreage as it builds its production base.”

About ZaZa Energy Corporation

Headquartered in Houston, Texas, with offices in Corpus Christi, Texas and Paris, France, ZaZa Energy Corporation is a publicly traded exploration and production company with primary assets in the Eagle Ford and Eaglebine resource plays in Texas. More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects," "forecasts" and similar references to future periods. These statements include, but are not limited to, statements about ZaZa’s ability to execute on exploration, production and development plans, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. While forward-looking statements are based on our assumptions and analyses that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance and financial condition to differ materially from our expectations. See "Risk Factors" in our 2011 Form 10-K filed with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

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JMR Worldwide

Jay Morakis, Partner

+1 212-786-6037

jmorakis@jmrww.com